Exhibit 3.23

LIMITED LIABILITY COMPANY AGREEMENT

OF

FISHER BROADCASTING - PORTLAND TV, L.L.C.

a Delaware limited liability company

Dated May 25, 2001

LIMITED LIABILITY COMPANY AGREEMENT

OF

FISHER BROADCASTING - PORTLAND TV, L.L.C.,

a Delaware limited liability company

THIS LIMITED LIABILITY COMPANY AGREEMENT (“Operating Agreement”) has been entered into effective as of May 25, 2001, by FISHER BROADCASTING COMPANY, a Portland corporation (the “Member”), for the purpose of forming FISHER BROADCASTING - PORTLAND TV, L.L.C., a single-member limited liability company pursuant to the Delaware Limited Liability Company Act, Chapter 18, Title 6, Sections 18-101 et seq., of the Delaware Code (as amended from time to time, the “Delaware Act”).

RECITALS

A. On May 24, 2001 (the “Filing Date”), the Member caused a Certificate of Formation of the Company (the “Certificate of Formation”) to be duly executed and filed with the Secretary of State of the State of Delaware under the name “Fisher Broadcasting - Portland TV, L.L.C.”. The Company did not have any assets, or carry on any business activities, prior to the Filing Date.

B. The Member wishes to enter into this Operating Agreement to provide for the structure, governance and operation of the Company.

C. For tax purposes, it is intended that the Company be disregarded as an entity separate from the Member, and not be treated as an “association” taxable as a “corporation,” as provided in Treasury Regulations Section 301.7701-3.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and for the mutual agreements set forth herein, the Company shall be structured, governed and operated as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. Unless the context otherwise requires, the following terms used in this Operating Agreement shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with, such specified Person. The term “control” (including with correlative meanings, the terms “controlling,” “controlled by,” or “under common control with”) as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Broadcast Business” means the business of owning and operating television broadcast stations, and all businesses incidental or related thereto, as such business is being conducted and is proposed to be conducted as of the date hereof.

“Capital Contribution” means the contributions in cash or other property to the capital of the Company actually made by the Member.

“Certificate of Formation” is defined in the recitals.

“Certificate of Interest” is defined in Section 8.5(a).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor federal tax statute enacted after the date of this Operating Agreement.

“Company” means Fisher Broadcasting - Portland TV, L.L.C., and any successors or assigns.

“Delaware Act” is defined in the preamble.

“Distributable Cash” means, subject in all cases to the provisions of any contract or other agreement to which the Company is a party (including, without limitation, any loan or credit facility agreement), all cash, revenues and funds received by the Company (regardless of source), less the sum of the following to the extent paid or set aside by the Company:

(i) All principal and interest payments on indebtedness of the Company and all other sums paid to lenders;

(ii) All cash expenditures incurred incident to the operation of the Company’s business in the ordinary course; and

(iii) Such reserves, as the Manager deems reasonably necessary or appropriate to the proper operation and development of the Company’s business.

“FCC” means the Federal Communications Commission, or any successor agency.

“Filing Date” is defined in the recitals.

“Fiscal Year” means the fiscal year of the Company which currently ends on December 31st of each fiscal year; provided, however, that in the case of the first and the last fiscal years of the Company, the fraction of the relevant fiscal year commencing on the date on which the Company is formed under the Delaware Act or ending on the date on which the winding up of the Company is completed, as the case may be.

“Governmental Approval” means an authorization, consent, approval, permit, franchise or license issued by, or a registration or filing with, any Governmental Authority.

“Governmental Authority” means any nation and any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any tribunal or arbitrator of competent jurisdiction.

“Indemnitee” is defined in Section 8.2.

“Liquidating Trustee” is defined in Section 9.2.

“Manager” is defined in Section 5.1.

“Member” is defined in the preamble. For all purposes of the Delaware Act, the Member shall constitute a single class or group of members.

“Membership Interests of the Company” means the limited liability company interests in the Company, including a member’s right to distributions and its economic interest in the Net Profits and Net Losses and its right to participate in the management of the business and affairs of the Company, including the right to appoint any Managers hereunder, and to vote on, consent to, or otherwise participate in any decision or action of or by a member, in each case pursuant to the terms of this Operating Agreement and the Delaware Act. All Membership Interests of the Company shall be evidenced by a Certificate of Interest pursuant to Section 8.5.

“Net Profit” or “Net Loss” is defined in Section 7.1.

“Operating Agreement” means this Limited Liability Company Agreement, as originally executed and as amended from time to time.

“Person” means any natural person or any corporation, partnership, limited liability company, business association, joint venture or other entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Treasury Regulations” means the proposed, temporary and final regulations promulgated under the Code in effect as of the date of filing the Certificate of Formation and the corresponding actions of any regulations subsequently issued that amend or supersede those regulations.

ARTICLE II

FORMATION

2.1. Formation. On the Filing Date, the Member caused the Certificate of Formation to be filed with the Secretary of State of the State of Delaware in accordance with and pursuant to the applicable provisions of the Delaware Act.

2.2. Name. The name of the Company is Fisher Broadcasting - Portland TV, L.L.C., and all business of the Company shall be conducted under that name or any fictitious name or names selected by the Manager from time to time; provided, however, that any such name reflects the Company’s status as a limited liability company and is otherwise permitted by applicable law.

2.3. Principal Place of Business; Registered Agent. The Company’s principal place of business shall be located at 600 University Street, Suite 1525, Seattle, Washington, 98101, or at such other place or places as the Manager may from time to time determine. The Company’s registered agent for service of process and the location of its registered office in the State of Delaware shall be the Person and the location reflected in the Certificate of Formation as filed in the office of the Secretary of State of the State of Delaware. The Member may change the registered agent of the Company from time to time by causing the filing of the name of the new registered agent in accordance with the Delaware Act. The Company shall qualify to do business in any jurisdiction in which the Company transacts business and in which such qualification is required or desirable.

2.4. Term. The term of the Company commenced upon the date of filing of the Certificate of Formation with the office of the Secretary of State of the State of Delaware and shall be perpetual, unless terminated in accordance with the provisions of Article IX.

2.5. Operating Agreement; Effect of Inconsistencies With the Delaware Act or the Code. It is the express intention of the Member that this Operating Agreement be the sole source of agreement of the Member regarding the structure, governance and operation of the Company and, except to the extent a provision of this Operating Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Treasury Regulations or is expressly prohibited or ineffective under the Delaware Act, this Operating Agreement shall govern even when inconsistent with, or different than, the provisions of the Delaware Act or any other law or rule. To the extent that any provision of this Operating Agreement is prohibited or ineffective under the Delaware Act, this Operating Agreement shall be deemed amended to the smallest degree possible in order to make this Operating Agreement effective under the Delaware Act in accordance with the intent of the Member. In the event the Delaware Act is subsequently amended or interpreted in such a way to make any provision of this Operating Agreement that was formerly valid invalid, such provision shall be considered to be valid from the Filing Date of such interpretation or amendment. The Member shall be entitled to rely on the provisions of this Operating Agreement, and the Member shall not be liable to the Company for any action or refusal to act taken in good faith reliance on the terms of this Operating Agreement. The duties and obligations imposed on the Member as such shall be those set forth in this Operating Agreement, which is intended to govern the relationship between the Company and the Member, notwithstanding any provision of the Delaware Act or common law to the contrary.

2.6. Filings and Other Actions. The Manager shall cause to be executed, sworn to, acknowledged, filed and recorded and/or published such certificates, instruments and other documents in such places and at such times, and take such other actions, as in each case may be required by applicable law or may be appropriate under the circumstances to permit the Company to own property or transact business in any jurisdiction or to maintain the limited liability protection of the Member.

ARTICLE III

BUSINESS OF THE COMPANY

3.1. Permitted Businesses. The business of the Company shall be the following:

(a) To engage in the ownership, operation and management of the Broadcast Business;

(b) To hold and maintain, directly or through any subsidiaries, any licenses, authorizations, permits or approvals issued by the FCC or any other Governmental Authority with respect to the ownership or operation of broadcast stations or facilities;

(c) To exercise all powers, and to engage in all activities, necessary to or in any way connected with the Broadcast Business, as the Manager may determine in its sole discretion; and

(d) To engage in any other lawful business or activity as determined by the Manager.

3.2. Powers of Company. Without limiting the generality of Section 3.1, the Company shall have the power to take any and all actions that may be necessary, customary, convenient or incident to the businesses of the Company.

ARTICLE IV

MEMBER AND MEMBERSHIP INTERESTS

4.1. Member. The name and address of the Member are as follows:

Name	Address
Fisher Broadcasting Company	600 University Street, Suite 1525 Seattle, Washington 98101

The Member shall own 100% of the Membership Interests of the Company.

4.2. Meeting of Member. If and when the Manager determines, meetings of the Member may be called and, when called, shall be governed by the applicable provisions of the Delaware Act; provided, however, that the reference in this Section 4.2 to the Delaware Act shall not be interpreted to require that any meetings of the Member be held (it being the intent of the Member that meetings of the Member not be required).

4.3. Action by Member Without a Meeting. Any action required or permitted to be taken at a meeting of the Member may be taken without a meeting, without prior notice and without a vote, if the action is evidenced by a written consent describing the action to be taken, signed by the Member. Such written consent shall be delivered to the Company for inclusion in the minutes or for filing with the Company records.

4.4. Representations and Warranties of Member. The Member represents and warrants to the Company that:

(a) The Member is acquiring the Membership Interests of the Company hereunder for its own account, for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and the Member has no present intent to sell or otherwise distribute such Membership Interests;

(b) The Member either has a preexisting personal or business relationship with the Company or its Managers, or by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with and who are not compensated by the Company or any of its Affiliates, directly or indirectly, has the capacity to protect its own interests in connection with this investment. The Member is able to bear the economic risk of an investment in the Membership Interests of the Company and can afford to sustain a total loss on such investment. The nature and amount of the Member’s investment in such Membership Interests is consistent with its investment objectives, abilities and resources; and

(c) The Member understands that there is no public market for the Membership Interests of the Company and there is no assurance that there will be such a market in the future. The Member has been advised that such Membership Interests have not been registered under the Securities Act and must be held indefinitely unless they are subsequently registered under the Securities Act and registered or qualified under applicable state securities or “blue sky” laws, or an exemption from such registration and qualification is available, and understands that the Company is under no obligation to register such Membership Interests or to comply with any exemption from such registration requirement. Thus, the Member realizes that it cannot expect to be able to liquidate its investment in the Company readily, if at all, in the case of an emergency.

ARTICLE V

RIGHTS AND DUTIES OF MANAGEMENT; OFFICERS

5.1. Management. The business and affairs of the Company shall be managed by the Manager (the “Manager”). Except for situations in which the approval of the Member is expressly required by this Operating Agreement or the Delaware Act, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company (including, without limitation, the right to appoint officers and delegate to such officers such management and control, as provided in Section 5.8), to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business; provided, however, that the Member shall have the right to direct or instruct the Manager to act or refrain from acting with respect to any matter within the authority, power and discretion of the Manager (whether or not there is a deadlock of the Manager) and, if the Member so directs or instructs the Manager, the Manager shall take such actions as are necessary or appropriate to carry out such directions or instructions.

5.2. Appointment of Managers. The Member appoints Fisher Broadcasting Company as the initial Manager. The Manager (and any Person appointed as a replacement Manager pursuant to Section 5.3) shall hold office until its resignation or removal.

5.3. Resignation and Removal; Vacancies.

(a) Any Manager may resign at any time by furnishing written notice to the Member at the Company’s principal place of business. The resignation of any Manager shall take effect upon receipt of such notice or at such later time as shall be specified in such notice. Unless otherwise specified in such notice, acceptance of the resignation of the Manager by the Company, the Member or the remaining Manager shall not be necessary to make it effective.

(b) The Member may at any time remove and replace any Manager with or without cause. Such removal or replacement will become effective upon delivery of the removal or replacement notice (which shall be in writing) to the affected Manager.

(c) Only the Member may fill any vacancy that occurs as a result of the resignation or removal of any Manager.

5.4. Duties of Managers-Standard of Care; Liability to Member. The Manager shall manage, or cause to be managed, the affairs of the Company in a prudent and businesslike manner and shall devote such time to the Company’s affairs as the Manager determines to be reasonably necessary for the conduct of such affairs. No Manager shall be liable to the Company or to the Member for any errors of judgment except as otherwise required by applicable law. The Manager does not, in any way, guarantee the return of the Capital Contributions made by the Member or a profit for the Member from its investment in the Company and shall not be liable to the Company or to the Member for any loss or damage sustained by the Company or the Member, unless the loss or damage shall have been the result of fraud, deceit, willful misconduct or willful malfeasance by the Manager.

5.5. Authority of Managers and Agents. Unless authorized to do so by the Manager in accordance with the provisions of this Operating Agreement, no officer, employee or other agent of the Company shall have any power or authority to bind the Company outside of the normal or ordinary course of its business, as such business has been conducted prior to the formation of the Company and proposed to be conducted by the Member after the date hereof (it being the intention of the Member that the officers, employees and other agents of the Company shall have the power and authority to act for and on behalf of the Company and to bind the Company in the normal or ordinary course of its business, as such business has been conducted prior to the formation of the Company and proposed to be conducted by the Member after the date hereof, or as authorized to do so by the Manager).

5.6. Compensation; Reimbursement for Expenses. Compensation, if any, of the Manager shall be fixed from time to time by resolutions duly adopted by the Member. The Manager shall be entitled to reimbursement from the Company for (or to cause the Company to pay directly) all out-of-pocket costs, expenses and fees incurred by them in connection with the operation of the Company and the performance of their duties hereunder.

5.7. Action by Written Consent. Any action required or permitted to be taken at a meeting of the Manager may be taken without a meeting, without prior notice and without a vote, if the action is evidenced by a written consent describing the action to be taken, signed by the Manager. Such written consent shall be filed with the Company’s records.

5.8. Officers of the Company.

(a) The Manager may appoint a President, a General Manager, one or more Vice Presidents, a Secretary and such other officers of the Company (including, without limitation, Station Managers) as the Manager may designate. Officers of the Company shall exercise such powers and duties as provided or delegated in this Operating Agreement, including, without limitation, the power and authority to act for and on behalf of the Company and to bind the Company in the normal or ordinary course of its business, as such business has been conducted prior to the formation of the Company and proposed to be conducted by the Manager. Each officer shall hold office until his or her death, disability, resignation or removal or, if a term is specified, until a successor to such office is appointed upon the expiration of his or her term.

(b) The President shall have general supervision, direction and control of the Company and shall perform all duties incidental to his or her office. The President shall be responsible for the administration and operation of the Company’s business and general supervision of its policies and affairs, subject to the direction of the Manager.

(c) In the absence or disability of the President, the Vice President or General Manager, if any, as selected by the Manager, shall perform all of the duties of the President and, when so acting, shall have such other powers and perform such other powers and duties as may be prescribed from time to time by the Manager.

(d) The Secretary shall record or cause to be recorded, and shall keep or cause to be kept, at the Company’s principal place of business (although copies may be kept at the principal place of business of the Member) and such other place as the Manager may order, a book of minutes of actions taken at all meetings of the Manager and of the Member, with the time and place of holding, the notice thereof given, the names of those present at Manager and Member meetings and the proceedings thereof. The Secretary shall keep, or cause to be kept, at the Company’s principal place of business (although copies may be kept at the principal place of business of the Member) (i) a current list of the Manager, including the full name and business or residence address of each such Manager, (ii) a copy of the Certificate of Formation, and all amendments thereto, (iii) copies of the Company’s federal, state and local income tax or information returns and reports, if any, for the six most recent taxable years, (iv) a copy of this Operating Agreement and any amendments thereto, (v) copies of the financial statements of the Company, if any, for the six most recent Fiscal Years, (vi) a register setting forth the full name and business address of the Member, the outstanding Membership Interests of the Company held by the Member, a copy of the Certificate of Interest evidencing the Membership Interests of the Company held by the Member and any pledge of such Membership Interests, and (vii) the books and records of the Company as they relate to the internal affairs of the Company for at least the current and past four Fiscal Years.

(e) The officers of the Company and other parties performing services on behalf of the Company shall be entitled to compensation based on the reasonable value of their services, subject to the discretion and approval of the Manager.

5.9. Resignation and Removal of Officers: Vacancies.

(a) Any officer may resign at any time by furnishing written notice to the Manager at the Company’s principal place of business. The resignation of any officer shall take effect upon receipt of such notice or at such later time as shall be specified in such notice. Unless otherwise specified in such notice, acceptance of the resignation of an officer by the Manager or the Member shall not be necessary to make it effective.

(b) The Manager may at any time remove and replace any officer with or without cause. Such removal or replacement will become effective upon delivery of the removal or replacement notice (which shall be in writing) to the affected officer.

(c) Either the Manager or the Member may fill any vacancy that occurs as a result of the death, disability, resignation or removal of any officer.

5.10. Records and Reports. At the expense of the Company, proper and complete records and books of account shall be kept or shall be caused to be kept by such person as the Manager designates, in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in the detail and completeness customary and usual for businesses of the type engaged in by the Company. The books and records shall at all times be maintained at the Company’s principal place of business (although copies may be kept at the principal place of business of the Member) and shall be open to the inspection and examination of the Member or its duly authorized agents during business hours.

ARTICLE VI

CAPITAL CONTRIBUTIONS; LOANS

6.1. Capital Contributions. Effective upon the “Effective Date” (as defined in the Contribution Agreement), the Member shall be deemed to have contributed to the Company the capital contribution set forth on the attached schedule. Such contribution shall constitute the initial Capital Contribution of the Member.

6.2. Additional Capital Contributions. In the event the Manager determines that additional funds are required to operate the Company in accordance with its applicable capital or operating plan, and such funds cannot be obtained through the cash generated from the operations of the Company’s business or borrowings on terms deemed acceptable to the Manager, the Manager shall request that the Member fund the Company with a loan or an additional contribution to capital. In the event the Member cannot or is unwilling to fund the shortfall, either by way of loans to the Company or additional capital contributions, the Manager shall promptly convene to reconsider the Company’s capital or operating plan for the applicable

Fiscal Year. The Member shall not be required or obligated to make any additional capital contributions to the Company.

6.3. Loans By or To Member. The Member or the Manager may lend money to, borrow money from, act as a surety, guarantor or endorser for, and transact other business with, the Company on such terms and conditions as the Company and the Member or the Manager, as the case may be, shall agree. The Member shall not be permitted to make a loan upon the security of the Company’s property if, at the time said secured loan is made, the assets of the Company are not sufficient to discharge the Company’s debts and liabilities to Persons not claiming as Members.

6.4. Member’s Interest. The Membership Interests of the Company shall for all purposes be personal property. The Member shall have no interest in specific Company property.

ARTICLE VII

ALLOCATIONS AND DISTRIBUTIONS

7.1. Net Profit and Net Loss. For the purposes of this Operating Agreement, the terms “Net Profit” and “Net Loss” shall mean the Company’s taxable net profit and taxable net loss, respectively, for the period or periods in question, determined in accordance with federal income tax accounting principles, taking into account such items not reflected in the Company’s taxable net income or taxable net loss as required by Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. All Net Profit and Net Loss shall be allocated entirely to the Member.

7.2. Distributions. The Company shall make distributions of Distributable Cash and property to the Member in such amounts and at such times as the Manager may determine, after proper allowance is made for any funds or reserves reasonably required for working capital needs and to timely discharge the Company’s fixed and contingent obligations, including any loans made to the Company by the Member or its Affiliates (it being the Member’s intention that such loans be repaid in full prior to any distributions being made to the Member on account of Membership Interests of the Company); provided, however, that the Company shall not make any distributions to the Member on account of its interest in the Company if such distributions would violate Section 18-607 of the Delaware Act, other applicable law or any contractual provision to which the Company is subject.

7.3. Withholding. To the extent required by applicable law, the Company shall withhold, and remit to the appropriate Governmental Authority, any taxes or other governmental charges imposed on the distributions (or allocations of taxable income or gain) made to the Member by the Company. The amount of withheld taxes or charges shall be considered a distribution to the Member subject to the withholding requirement, and its capital account balance shall be adjusted accordingly. The Member agrees to indemnify and hold harmless the Company from and against any tax or other withholding obligation (including any interest or penalties thereon) that may be imposed upon the Company as a result of the Member’s investment or participation in the Company. Such indemnity obligation shall survive the termination of the Member’s interest in the Company.

7.4. Fiscal Year. The fiscal accounting year of the Company shall be the Fiscal Year. The Member shall make all decisions and elections affecting the calculation and timing of the Company’s income or loss for any accounting period.

ARTICLE VIII

OTHER MATTERS

8.1. Limitation of Liability of Members and Managers. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. Neither the Member nor any Manager shall be obligated or liable to the Company, any creditor of the Company or any other Person for any losses, debts, obligations or liabilities of the Company, solely by reason of being a shareholder of the Member, the Member or the Manager, as the case may be. Except as required by applicable law, the Member shall not be liable to the Company or the Manager, the creditors of the Company or any other person for the repayment of amounts received from the Company. The failure by the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Operating Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Member or the Manager for debts, obligations or liabilities of the Company.

8.2. Indemnity of Members, Managers, Officers, Employees and Other Agents. The Company shall indemnify and hold harmless the Manager, officers, employees and other agents of the Company (each an “Indemnitee’) against any loss, claim, damage or expense, including reasonable attorneys’ fees and costs, arising out of any claim, demand, suit, or action related to the performance or nonperformance of any act concerning the business or the activities of the Company, unless such Indemnitee is guilty of fraud, deceit, gross misconduct or willful malfeasance in connection therewith. The Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any Indemnitee against any liability that may be asserted against him or her. Any expenses covered by the foregoing indemnification shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided, however, that it appears reasonably likely that such person is or will be entitled to indemnification and, provided further, however, that the person seeking indemnification agrees to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. The indemnification provided herein shall not be deemed to limit the right of the Company to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Company may be entitled under any agreement, vote of disinterested Managers or otherwise, both as to action in his or her official capacity and as to action in another capacity while serving as the Manager, officer, employee or other agent.

8.3. Conflicts of Interest. Neither this Operating Agreement, nor the existence of the Company, nor any activity undertaken pursuant hereto and in compliance herewith, shall prevent or restrict the personal investment or other business activities of the Member, any Manager or any officer apart from this Company, nor shall the Company, the Member or any Manager have any right, by virtue of this Operating Agreement or the existence or operation of the Company, to participate in, or to receive the benefits of any such activities. The Member, the Manager, and the officers may invest in or possess an interest in other business ventures, provided such business ventures do not compete with the business of the Company or its Affiliates. No Manager, Member or officer shall be required to present to the Company or to the Member any other investment or opportunity not connected with the business of the Company, notwithstanding the fact that such investment or opportunity may have arisen by virtue of such Manager’s, Member’s or officer’s participation in the Company. Without limiting the generality of the preceding sentence, subject to any contrary written agreement:

(a) The Member, any Manager or any officer, acting in such Member’s, Manager’s or officer’s individual capacity, may invest in securities, may become a member, manager, partner, officer, director and/or shareholder of any Person, and may counsel, advise or otherwise promote the best interests of any such Person, and may receive compensation and other benefits in connection with any of such activities, whether or not this Company has an interest, directly or indirectly, in such entity; and

(b) This Operating Agreement, or any Manager’s, the Member’s or any officer’s participation in the Company, shall not require any such Manager, Member or officer to permit the Company or any other Manager, Member or officer, to participate in any such activities, or require that such Manager, Member or officer pay over to the Company or any of the other Managers, Members or officers, any compensation, benefits or other amounts received by such Manager, Member or officer with respect to any such activity; provided, however, that, in each case, the Person or activity is not competitive with the business or activities of the Company or its Affiliates.

8.4. Interested Transactions. No contract or transaction between the Company, on the one hand, and the Member or its Managers or officers, on the other hand, or between the Company, on the one hand, and any other Person of which the Member or one or more Managers or officers are directors, or have a financial interest, on the other hand, shall be void or voidable solely for this reason, or solely because the Member, any Manager or officer is present at or participates in the meeting of the Manager or the committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose if the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed to the Member, and the contract or transaction is approved in good faith by the Member.

8.5. Certificates.

(a) All Membership Interests of the Company shall be evidenced by one or more certificates of limited liability company interest (a “Certificate of Interest”), and no equity interest may be obtained in the Company until the issuance by the Company of a Certificate of Interest or, in the case of a transfer of any Membership Interests of the Company, the surrender and cancellation of any Certificate of Interest and the issuance of a new Certificate of Interest in exchange therefor. The form of Certificate of Interest shall be determined by resolutions duly adopted by the Manager, and each Certificate of Interest shall be issued by the Company in conformity therewith. Certificates of Interest shall be numbered serially as they are issued and shall be signed on behalf of the Company by the two (2) authorized Managers. Each certificate shall state the name of the Company, the fact that the Company is a limited liability company organized under the laws of the State of Delaware, the name of the person to whom the certificate is being issued, the date of issuance and the percentage of Membership Interests of the Company represented thereby. Each Certificate of Interest shall otherwise be in such form as may be determined by the Manager.

(b) If the Member claims that any Certificate of Interest is lost, stolen, or destroyed, it may make an affidavit or affirmation of that fact and request a new Certificate. Upon the giving of a satisfactory indemnity to the Company as reasonably required by the Manager, a new Certificate of Interest may be issued of the same tenor and representing the same percentage interest of Membership Interests of the Company as was represented by the Certificate alleged to be lost, stolen, or destroyed.

(c) The Member intends that a Certificate of Interest constitute a “certificated security” within the meaning of Article 8 of the Delaware Uniform Commercial Code, as amended from time to time.

(d) The Member understands that all Certificates of Interest evidencing Membership Interests of the Company shall bear one or more of the following legends (or substantially similar legends):

(i)	“THE SECURITIES REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”), NOR REGISTERED OR QUALIFIED UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND REGISTERED OR QUALIFIED UNDER APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, OR AN EXEMPTION THEREFROM IS AVAILABLE. THE SECURITIES REPRESENTED BY THIS CERTIFICATE CONSTITUTE “CERTIFICATED SECURITIES” WITHIN THE MEANING OF ARTICLE 8 OF THE DELAWARE UNIFORM COMMERCIAL CODE.”

(ii)	Any legend required by applicable state securities or blue sky laws.

ARTICLE IX

DISSOLUTION OF THE COMPANY

9.1. Dissolution. Notwithstanding any other provision of this Operating Agreement, the Company shall be dissolved and its affairs wound up in the manner and order provided for in Section 9.2 upon the first to occur of the following:

(a) The written consent of the Member to dissolve the Company; or

(b) The entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

9.2. Distribution Upon Termination. Upon a dissolution and termination of the Company, the Manager or, if the Member in its sole discretion determines, any other Person selected by the Member to act as a liquidating trustee (the Manager, in such capacity, or such other Person being referred to herein as the “Liquidating Trustee”) shall collect and marshal the Company’s assets, sell such assets as such Liquidating Trustee shall deem appropriate, provide for the payment of all of the legally enforceable obligations of the Company that are not then due and distribute the proceeds and all remaining assets of the Company in the following order of priority:

(a) First, in payment of debts and liabilities of the Company which are then due, including the satisfaction of the Company’s obligations to the Member to the extent then unpaid, and the expenses of liquidation;

(b) Second, in setting up of any reserves that the Liquidating Trustee may deem reasonably necessary, appropriate or desirable for any contingent, unfixed or unforeseen debts, liabilities or obligations of the Company (and, at the expiration of such period as the Liquidating Trustee shall deem necessary, advisable or desirable to accomplish payment of any such obligations, the Liquidating Trustee shall distribute the remaining reserves in the manner hereinafter provided); and

(c) Third, to the Member.

9.3. Liquidation Statement. The Member shall be furnished with a statement prepared by the Liquidating Trustee, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation. Upon the Company complying with the foregoing distribution plan, the Member, if any, shall cease to be such, and the Liquidating Trustee shall execute, acknowledge and cause to be filed such appropriate documents evidencing the Company’s dissolution and winding up.

9.4. Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Member, a certificate of cancellation shall be executed in duplicate and verified by at least a majority of the Manager then in office, which certificate shall set forth the information required by the Delaware Act. Duplicate originals of the certificate of cancellation shall be delivered to the Secretary of State of the State of Delaware.

9.5. Effect of Filing of Certificate of Cancellation. Upon the issuance of the certificate of cancellation, the existence of the Company shall cease. The Liquidating Trustee shall have the authority to distribute any Company property discovered after dissolution, convey real estate and take such other actions as may be necessary on behalf of and in the name of the Company.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1. Further Assurances. The Member agrees to execute and deliver to the Company, upon the request of the Company, any and all additional certificates, instruments and advice necessary to be filed, recorded or delivered in order to perfect the formation, operation, governance, termination and dissolution of the Company in accordance with this Operating Agreement, and to amend, supplement and cancel the Company’s Certificate of Formation as required, in the judgment of the Manager, to carry out any of the foregoing.

10.2. Governing Law. This Operating Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, other than choice of law rules requiring the application of the laws of any other jurisdiction.

10.3. Amendments. This Operating Agreement may be amended only by a writing signed by the Member.

10.4. Successors and Assigns: Third Party Beneficiaries. This Operating Agreement shall be binding on and inure to the benefit of the respective successors and permitted assigns of the Member. Except as specifically set forth herein, this Operating Agreement is not intended to create any rights or remedies in favor of any Person who is not the Member or the Manager or in any way create any third party beneficiary rights or remedies.

10.5. Severability. If any term, provision, agreement or condition of this Operating Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, then such provision, agreement or condition shall be enforced to the maximum extent legally permissible, and the rest of this Operating Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.6. Cumulative Remedies. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

10.7. Construction: Interpretation. The headings contained in this Operating Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Operating Agreement. Any section, recital, exhibit, schedule and party references are to this Operating Agreement unless otherwise stated.

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IN WITNESS WHEREOF, the undersigned has caused this Operating Agreement to be executed on its behalf as of the first date written above.

MEMBER

FISHER BROADCASTING COMPANY, a Washington corporation

By:	/s/ Benjamin W. Tucker
Benjamin W. Tucker, President

FIRST AMENDMENT

TO THE

OPERATING AGREEMENT OF

FISHER BROADCASTING – PORTLAND TV, L.L.C.

The undersigned the sole member of the Fisher Broadcasting-Portland TV, L.L.C (the “Company”) certifies that the pursuant to a consent dated March 15, 2002, Article VIII, Section 8.5 (a) of the Operating Agreement dated May 25, 2001 has been amended to read as follows:

Certificates.

8.5 Certificates

(a.) All Membership Interests of the Company shall be evidenced by one or more certificates of limited liability company interest (a “Certificate of Interest”), and no equity interest may be obtained in the Company until the issuance by the Company of a Certificate of Interest or, in the case of a transfer of any Membership Interests of the Company, the surrender and cancellation of any Certificate of Interest and the issuance of a new Certificate of Interest in exchange therefore. The form of Certificate of Interest shall be determined by resolutions duly adopted by the Manager, and each Certificate of Interest shall be issued by the Company in conformity therewith. Certificates of Interest shall be numbered serially as they are issued and shall be signed on behalf of the Company by the Manager. Each certificate shall state the name of the Company, the fact that the Company is a limited liability company organized under the laws of the State of Delaware, the name of the person to whom the certificate is being issued, the date of issuance and the percentage of Membership Interests of the Company represented thereby. Each Certificate of Interest shall otherwise be in such form as may be determined by the Manager.

FISHER BROADCASTING COMPANY,

/s/ Sharon J. Johnston
Sharon J. Johnston, Secretary